Exhibit 99.1

Kura Oncology Reports Second Quarter 2017

Financial Results and Provides Update on Tipifarnib Phase 2 Study

Tipifarnib demonstrates high level of clinical activity and durable partial responses in ongoing Phase 2 trial in HRAS mutant squamous cell head and neck cancers

Management to host webcast and conference call today at 4:30 p.m. EDT

LA JOLLA, Calif., August 7, 2017 – Kura Oncology, Inc., (Nasdaq:KURA) a clinical stage biopharmaceutical company focused on the development of precision medicines for oncology, today reported second quarter 2017 financial results and provided a corporate update. In the company’s ongoing Phase 2 trial of tipifarnib in patients with HRAS mutant squamous cell carcinomas of the head and neck (SCCHN), partial responses have been observed in three of five evaluable patients and two of the responses have demonstrated durability beyond one year.

“Although our data is preliminary, three responses out of the first five evaluable patients is very uncommon in the relapsed/refractory setting of SCCHN, and it underscores the potential of using small molecule drug candidates such as tipifarnib to target driver mutations such as HRAS in difficult-to-treat solid tumors,” said Troy Wilson, Ph.D., J.D., President and CEO of Kura Oncology. “Furthermore, the durability of response – beyond one year in two patients – has been impressive, particularly when considering these patients received limited clinical benefit from prior therapy before enrolling in the study. Given response rates of 13-16% and median overall survival of up to 7.5 months with the currently approved treatments in the second line, including anti-PD1 antibodies, we are very encouraged both by the response rate and the durability of response we’ve observed thus far with tipifarnib.”

“In addition to the clinical progress, we recently established a collaboration with Foundation Medicine to expand patient outreach,” continued Dr. Wilson. “We also secured a U.S. patent directed to the use of tipifarnib in patients with HRAS mutant SCCHN that has an expiration date in August 2036. Together, these achievements are key elements of our strategy to advance tipifarnib to a first pivotal registrational trial in 2018, and we look forward to providing additional updates later this year.”

Update on Phase 2 Clinical Trial in HRAS Mutant Solid Tumors

An update on the progress of the HRAS mutant SCCHN clinical trial as of July 27, 2017 is as follows:

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As previously reported, among the eleven evaluable patients in the first stage, two confirmed partial responses were observed out of three patients with HRAS mutant SCCHN and, as a result, the protocol was amended to enroll an additional seven patients in the second stage.

•	Among the three head and neck patients enrolled in the first stage of the trial, one patient with a PR remained on study through cycle 20 and then came off study in cycle 21 due to progressive disease. The second patient with a PR is ongoing in cycle 18 of treatment. The third patient experienced tumor shrinkage and prolonged disease stabilization and withdrew from the trial at cycle 8. Each cycle is 28 days.

•

In the second stage of the trial, three additional HRAS mutant SCCHN patients have been enrolled. Of those three patients, the first patient experienced a confirmed partial response according to the RECIST 1.1 criteria and is in cycle 4. The second patient is in cycle 2 and was reported as having stable disease, and the third patient is not yet evaluable for response assessment.

•

Patients on the study who had failed cetuximab, alone or with chemotherapy, or immune therapy, have achieved objective partial responses upon treatment with tipifarnib. Notably, none of the five evaluable patients were reported to have experienced a PR on their prior line of therapy, and at least three of the five patients experienced only progressive disease on their prior line of therapy, including one patient receiving pembrolizumab.

•	Response rates for the three agents approved for treatment of SCCHN in the second line are in the range of 13-16%, and median overall survival is up to 7.5 months.
•

The Phase 2 study is ongoing, and the company is continuing to recruit patients in both the U.S. and Europe. As the trial was initially designed, one additional, confirmed objective response is required for the trial to be positive per the study protocol. Kura anticipates providing additional data later this year and presenting the results at an upcoming scientific or medical conference.

Recent Operational Highlights

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U.S. patent issued for tipifarnib – In July, the U.S. Patent and Trademark Office issued U.S. patent 9,707,221, which is directed to the use of tipifarnib for treating patients with relapsed and/or refractory HRAS mutant SCCHN and has an expiration date of August 2036.

•

Collaboration with Foundation Medicine – In July, Kura entered into a collaboration agreement with Foundation Medicine to support patient enrollment for Kura’s clinical program for tipifarnib in patients with relapsed and/or refractory HRAS mutant SCCHN. Through this collaboration, Foundation Medicine’s SmartTrials Precision Enrollment program will contact physicians treating individuals across the U.S. diagnosed with SCCHN whose tumors harbor HRAS mutations.

•

ICML and EHA presentations of clinical and preclinical data from PTCL program – In June, Kura presented clinical and preclinical data for tipifarnib in the treatment of relapsed or refractory peripheral T-cell lymphoma (PTCL) at the International Conference on Malignant Lymphoma (ICML) held in Lugano, Switzerland and the Congress of the European Hematology Association (EHA) held in Madrid, Spain.

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Identification of the CXCL12 chemokine as a potential biomarker of tipifarnib activity in PTCL – CXCL12 is secreted in large amounts by lymph nodes, bone marrow stroma, and liver and lung tissue, and plays key roles in tumor invasion, bone marrow homing and site of metastasis. Based on the company’s preliminary data, the identification of the CXCL12 biomarker may have the potential to unlock the therapeutic value of farnesyl transferase inhibition in PTCL and other tumor indications.
•

Presented HRAS clinical data at ASCO – In June, Kura presented a trial-in-progress poster presentation for the Phase 2 trial of tipifarnib in HRAS mutant SCCHN, including supporting rationale from patient-derived xenograft models at the ASCO Annual Meeting.

Upcoming Potential Milestones and Expectations for Clinical and Preclinical Programs

•	Additional data from the Phase 2 trial of tipifarnib in HRAS mutant SCCHN in the second half of 2017.
•	Additional data from the Phase 2 trial of tipifarnib in PTCL in the second half of 2017.
•	Data from the Phase 2 tipifarnib trials in myelodysplastic syndromes (MDS) and in chronic myelomonocytic leukemia (CMML) in the first half of 2018.
•	Data from the KO-947 Phase 1 trial in 2018.

Financial Results for the Second Quarter 2017

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Cash, cash equivalents and short-term investments totaled $53.2 million as of June 30, 2017, compared with $59.2 million as of March 31, 2017. Management expects that current cash, cash equivalents and short-term investments will be sufficient to fund current operations into the second half of 2018.

•	Research and development expenses for the second quarter of 2017 were $5.7 million, compared to $4.9 million for the second quarter of 2016.
•	General and administrative expenses for the second quarter of 2017 were $2.3 million, compared to $1.9 million for the second quarter of 2016.
•	Net loss for the second quarter of 2017 was $7.8 million, or $0.40 per share, compared to a net loss of $6.7 million, or $0.36 per share, for the second quarter of 2016.

Conference Call and Webcast

Kura’s management will host a webcast and conference call regarding this announcement at 1:30 p.m. PDT/4:30 p.m. EDT today. The live call may be accessed by dialing (877) 516-3514 for domestic callers and (281) 973-6129 for international callers and using conference ID # 61058165. A live webcast of the call will be available from the investor relations section of the company website at www.kuraoncology.com, and will be archived there for 30 days. A telephone replay of the call will be available by dialing (855) 859-2056 for domestic callers, or (404) 537-3406 for international callers, and entering the conference ID # 61058165.

About Kura Oncology

Kura Oncology is a clinical-stage biopharmaceutical company committed to realizing the promise of precision medicines for the treatment of cancer. The company’s pipeline consists of small molecule drug candidates that target cancer signaling pathways where there is a strong scientific and clinical rationale to improve outcomes by identifying those patients most likely to benefit from treatment. Kura Oncology’s lead drug candidate is tipifarnib, a farnesyl transferase inhibitor, which is currently being studied in multiple Phase 2 clinical trials. Kura’s pipeline also includes KO-947, an ERK inhibitor, currently in a Phase 1 trial, and KO-539, an inhibitor of the menin-MLL protein-protein interaction, currently in preclinical testing. For additional information about Kura Oncology, please visit the company’s website at www.kuraoncology.com.

Forward-Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety and therapeutic potential of Kura Oncology’s product candidates and compounds, including tipifarnib, KO-947 and KO-539, progress and expected timing of Kura Oncology’s drug development programs and clinical trials, plans regarding regulatory filings and future research and clinical trials, the strength of Kura Oncology’s balance sheet and the adequacy of cash on hand. Factors that may cause actual results to differ materially include the risk that compounds that appeared promising in early research or clinical trials do not demonstrate safety and/or efficacy in later preclinical studies or clinical trials, the risk that Kura Oncology may not obtain approval to market its product candidates, uncertainties associated with performing clinical trials, regulatory filings and applications, risks associated with reliance on third parties to successfully conduct clinical trials, the risks associated with reliance on outside financing to meet capital requirements, and other risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "promise, " "potential," "expects," "plans," "anticipates," "intends," "continues," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to the Company's periodic and other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and Kura Oncology assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

KURA ONCOLOGY, INC.
Statements of Operations Data
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Operating Expenses:
Research and development	$5,652	$4,936	$11,165	$9,585
General and administrative	2,278	1,855	4,418	4,246
Total operating expenses	7,930	6,791	15,583	13,831
Other income, net	110	130	230	544
Net loss	$(7,820)	$(6,661)	$(15,353)	$(13,287)
Net loss per share, basic and diluted	$(0.40)	$(0.36)	$(0.78)	$(0.72)
Weighted average number of shares used in computing net loss per share, basic and diluted	19,789	18,548	19,627	18,397

KURA ONCOLOGY, INC.
Balance Sheet Data
(unaudited)
(in thousands)
	June 30,	December 31,
	2017	2016
Cash, cash equivalents and short-term investments	$53,244	$67,790
Working capital	49,659	63,359
Total assets	55,847	69,821
Long-term liabilities	7,134	7,494
Accumulated deficit	(69,209)	(53,856)
Stockholders’ equity	43,637	56,876

CONTACT INFORMATION

INVESTOR CONTACT:

Robert H. Uhl

Managing Director

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

CORPORATE COMMUNICATIONS CONTACT:

Mark Corbae

Vice President

Canale Communications

(619) 849-5375

mark@canalecomm.com